SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*




                         ACI Telecentrics, Incorporated
-------------------------------------------------------------------------------

                                (Name of Issuer)


                                  Common Stock
-------------------------------------------------------------------------------

                         (Title of Class of Securities)


                                   000981 10 0
  -----------------------------------------------------------------------------

                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        (Continued on following page(s))


                                Page 1 of 4 Pages


                                  SCHEDULE 13G

--------------------------------            -----------------------------------
CUSIP NO. 000981 10 0                       PAGE     2      OF     4      PAGES
          --------------------                   ----------    ----------
--------------------------------            -----------------------------------

-------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Rick N. Diamond
           ###-##-####
-------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]
                                                                        (b) [_]


-------------------------------------------------------------------------------
3          SEC USE ONLY


-------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
-------------------------------------------------------------------------------
         NUMBER OF            5            SOLE VOTING POWER
          SHARES
       BENEFICIALLY                        2,100,000
         OWNED BY           ---------------------------------------------------
           EACH
         REPORTING            6            SHARED VOTING POWER
          PERSON
           WITH                            0
                            ---------------------------------------------------
                              7            SOLE DISPOSITIVE POWER

                                           2,100,000
                            ---------------------------------------------------
                              8            SHARED DISPOSITIVE POWER

                                           0
-------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,100,000
-------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            [_]
-------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           37.5%
-------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



Item 1(a)                  Name of Issuer:  ACI Telecentrics, Incorporated

Item 1(b)                  Address of Issuer's Principal Executive Offices:

                           3100 West Lake Street, Suite 300
                           Minneapolis, MN 55416

Item 2(a)                  Name of Person Filing:

                           See Cover Page Item 1

Item 2(b) Address of Principal Business Office or, if none, residence:

                           3100 West Lake Street, Suite 300
                           Minneapolis, MN 55416

Item 2(c)                  Citizenship:

                           See Cover Page Item 4

Item 2(d)                  Title of Class of Securities:

                           Common Stock

Item 2(e)                  CUSIP No.:

                           See Cover Page

Item 3                     Statement Filed Pursuant to Rules 13d-1(b) or
                           13d-2(b):

                           Not applicable

Item 4(a)                  Amount Beneficially Owned:

                           See Cover Page Item 9

Item 4(b)                  Percent of Class:

                           See Cover Page Item 11

Item 4(c)                  Number of Shares as to Which Such Person Has:

                           (i)       sole power to vote or to direct the vote:
                                     See Cover Page Item 5

                           (ii)      shared power to vote or to direct the vote:
                                     See Cover Page Item 6

                           (iii) sole power to dispose or to direct the disposition of: See Cover Page Item 7

                           (iv) shared power to dispose or to direct the disposition of: See Cover Page Item 8


                                   Page 3 of 4



Item 5                    Ownership of Five Percent or Less of a Class:

                          Not applicable

Item 6                    Ownership of More than Five Percent on Behalf of
                          Another Person:

                          Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                          Not applicable

Item 8                    Identification and Classification of Members of the
                          Group:

                          Not applicable

Item 9                    Notice of Dissolution of Group:

                          Not applicable

Item 10                   Certification:

                          Not applicable


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of December 31, 1996.


Dated: January 29, 1997
                                              /s/ Rick N. Diamond
                                              ---------------------------------
                                              Rick N. Diamond



                                   Page 4 of 4